Consent of Independent Registered Public Accounting Firm

Array Technologies, Inc.
Albuquerque, New Mexico

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-249552) of Array Technologies, Inc. of our report, dated April 6, 2022, relating to the consolidated financial statements, and the effectiveness of Array Technologies, Inc.’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

Austin, Texas

April 6, 2022